WIRELESS AGE ENTERS INTO SETTLEMENT AGREEMENT WITH NEWLOOK

TORONTO, ONTARIO July 5, 2007 - Wireless Age Communications, Inc. (OTCBB:WLSA) (“Wireless Age” or the “Company”) today announced that on June 29, 2007 it entered into a Settlement Agreement and Release with Newlook Industries Corp (TSXV:NLI) (“Newlook”).

On April 30, 2007, Newlook acquired a package of Wireless Age securities from a New York based investor that consisted of:

•	1,482,400 common shares

•	4,192,900 Series A convertible preferred shares which currently convert into 8,385,800 common shares

•	A warrants to purchase 5,000,000 common shares at $0.125 per share

•	B warrants to purchase 5,000,000 common shares at $0.25 per share

Through this investment the New York based investor assigned to Newlook certain terms and conditions of their investment in Wireless Age. The terms and conditions included a covenant that in the event Wireless Age failed to meet certain fiscal 2007 operating performance targets the conversion rate of the Series A convertible preferred shares would drop from $0.07 per share to $0.035 per share (which effectively means that the preferred shares would convert into 16,771,600 common shares) and the exercise price of the A and B warrants would reduce from $0.125 to $0.0625 per share and from $0.25 to $0.125 per share, respectively. The terms and conditions also included a covenant that the Company’s board of directors at all times must consist of a minimum of 5 directors the majority of which had to be independent.

Management believes that the 2007 operating performance targets were unlikely to be met and since February 4, 2007 the board of directors did not consist of a majority of independent directors.

On June 29, 2007, Wireless Age and Newlook mutually agreed to a settlement and release whereby Wireless Age issued 26,638,267 restricted common shares to Newlook as a full and complete settlement for all liquidated damages arising from defaults under the assigned investment agreement, the conversion of preferred stock and the cashless exercise of all warrants. Under the terms of the settlement and release Wireless Age agreed to accelerate the effects accruing to Newlook of Wireless Age not attaining the 2007 operating performance targets. Wireless Age agreed to issue:

•	16,771,600 restricted common shares in exchange for the 4,192,900 Series A preferred shares,

•	6,666,667 restricted common shares in exchange for (i) the A Warrants to purchase 5,000,000 common shares; and (ii) the B Warrants to purchase 5,000,000 common shares,

•	3,200,000 restricted common shares in settlement of liquidated damages arising from the composition of Wireless Age’s Board.

In addition, Wireless Age agreed to appoint Jason Moretto, an officer and director of Newlook, to the Wireless Age board of directors. Mr. Moretto will serve until the next Wireless Age annual general meeting.

Wireless Age Chairman and CEO John Simmonds commented, “We believe that this settlement was in the best interests of the Company, given the covenants, terms and conditions of the Barron Partners August 3, 2006 agreement. Capital markets do not like uncertainty and we believe that taking these steps now should significantly reduce the level of uncertainty.”

Gary Hokkanen, Company CFO added, “Shareholders should be aware that this transaction will result in a second quarter non-cash special charge in the order of $2,000,0000. However, because it was settled with common stock the stockholders’ net equity in the Company will remain unchanged.”

For all Wireless Age investor relations needs, investors are asked to visit the Wireless Age IR Hub at http://www.agoracom.com/IR/WirelessAge where they can post questions and receive answers, or simply review questions and answers posted by other investors. Alternatively, investors are able to e-mail all questions and correspondence to WLSA@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and updates in real time.

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.

For more information contact:

John G. Simmonds, Chairman & CEO

905-833-9845 ext. 223

or

AGORA Investor Relations
http://www.agoracom.com/IR/WirelessAge
WLSA@Agoracom.com